LightPath Technologies Announces Second Quarter Financial Results

Revenues Increase 14% Year-Over-Year to $2.53 Million

ORLANDO, FL -- (Marketwire - February 03, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, announced today its financial results for the second quarter ended December 31, 2010. Full details are available in the Company's Quarterly Report on Form 10-Q filed today with the SEC at www.sec.gov.

Second Quarter Highlights:

-- Revenue for the second quarter of fiscal 2011 was $2.53 million, up 14%
   compared to $2.23 million for the second quarter of fiscal 2010.

-- Backlog scheduled to ship within the next 12 months was $3.3 million as of December 31, 2010, an increase of $323,000 from June 30, 2010.

-- EBITDA for the second quarter of fiscal 2011 decreased to a loss of
   $45,000 compared to income of $350,000 in the second quarter of fiscal
   2010.

-- Cash on hand as of December 31, 2010 was $1.09 million as compared to
   $1.46 million on June 30, 2010. Net cash flows from operations were positive for the second quarter of fiscal 2011.

-- Gross margin was 40% for the second quarter of fiscal 2011 as compared to 43% for the second quarter of fiscal 2010.

-- Net loss for the second quarter of fiscal 2011 was approximately
   $374,000 compared to a net income of approximately $42,000 for the second quarter of fiscal 2010.

-- Unit shipment volume in precision molded optics increased 30% in the second quarter of fiscal 2011 compared to the same period of last year.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath continues to make significant progress in the execution of our business strategy. We are continuing to increase penetration into the low cost, high volume markets as reflected by the record production set in the second quarter of fiscal 2011 with over 450,000 lenses produced for our customers. We have introduced 11 new catalog lenses and more than 25 custom designed lenses for our customers in the last several months. Our revenue and backlogs are growing, albeit at a slower rate than planned. While we see moderate improvement in the market place, our customers remain cautious and are keeping inventories tight. Net cash flows from operations was positive for the second quarter of fiscal 2011. The majority of the overall decrease in cash was due to purchasing capital equipment to support our growth and continued cost reduction efforts. Gross margin improved to 40% in the second quarter of fiscal 2011, as compared to 37% for the first quarter of fiscal 2011, due to increased production volume. This improvement in gross margin due to the increase in production volume was partially offset by the mix of products shipped during the second quarter. We produced and sold higher volumes of isolators and other telecom products that have a higher material content and lower margin."

Mr. Gaynor further continued, "We continue to position the Company to take advantage of larger markets with low cost high volume applications, value added services and thermal imaging and sensing application designs and products. LightPath is transitioning its business to focus on providing low cost high volume lenses for products such as laser levels, range finders, gun sights and projectors. We are targeting multiple markets including industrial tools, biomedical instruments, communications and imaging with a focus in Asia. During the second quarter we also reduced our debt through the conversion of debentures to shares of common stock by certain debentures holders. As we continue to execute our revenue growth, production efficiencies and cost reduction efforts our margins and cash flow will continue to improve. We are confident in our strategy and see the improvements occurring. In the coming quarters we remain optimistic and in the long run believe our strategy offers significant financial rewards for the Company and our stockholders."

Financial Results for Three Months Ended December 31, 2010

Revenue for the second quarter of fiscal 2011 totaled approximately $2.53 million compared to approximately $2.23 million for the second quarter of fiscal 2010, an increase of 14%. This increase was primarily attributable to higher sales volumes of isolators, collimators and GRADIUM lenses. Sales of precision molded optics increased as a result of our increased production capability and our pursuit of low cost, high volume lens business. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses sold in Asia.

Our gross margin percentage in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010 decreased to 40% from 43%. Total manufacturing costs of $1.53 million were approximately $260,000 higher in the second quarter of fiscal 2011 compared to the same period of the prior fiscal year. Our manufacturing costs were lower in the second quarter of fiscal 2010 due to the favorable impact of a one time accrual reversal in the amount of $69,000 for royalty payments due to the University of Florida. The increase in manufacturing costs, as compared to the same period last year, is a reflection of a product mix change associated with increased sales of isolators and collimators, which have a higher material cost. Unit shipment volume in precision molded optics increased by 30% in the second fiscal quarter of 2011 compared to the same period last year. Direct costs, which include material, labor and services increased to 28% of revenue in the second quarter of fiscal 2011, as compared to 26% of revenue in the second quarter of fiscal 2010 due to this product mix change. Gross margins were also lower due to higher material costs as a result of this product mix change.

During the second quarter of fiscal 2011, total costs and expenses increased approximately $500,000 to approximately $1.25 million compared to approximately $754,000 for the same period in fiscal 2010. This increase was due to a $40,000 increase in wages, $50,000 for investor relations fees and a $26,000 increase in stock compensation expense due to stock options granted in the third quarter of fiscal 2010. During the second quarter of the prior year, we experienced increased legal costs offset by receipt of $280,000 from our D&O insurance carrier as reimbursement of previously paid legal costs. Also included in total costs and expenses for the second quarter of fiscal 2011 were $997,000 in selling, general and administrative expenses. As a result, total operating loss for the second quarter of fiscal 2011 was approximately $254,000 compared to income of $204,000 for the same period in fiscal 2010.

Net interest expense was approximately $120,000 in the second quarter of fiscal 2011 as compared to approximately $163,000 in the second quarter of fiscal 2010. This lower interest expense resulted from conversion by certain investors of their debentures into common stock, including conversions in the second quarter of 2011, which reduced the company's debt obligation by $100,000 and resulted in the write-off of approximately $56,000 of debt issuance costs, debt discount, and prepaid interest related to those conversions. The 8% convertible debentures issued in August 2008 accounted for nearly all of the interest expense during the quarter ended December 31, 2010, with the balance attributable to amortization of the related debt issuance costs and debt discount, and write off of debt issue costs, prepaid interest and debt discount for debentures converted into shares of common stock during the second quarter of fiscal 2011.

Net loss for the second quarter of fiscal 2011 was approximately $373,000 or $0.04 per basic and diluted common share, compared with a net income of approximately $42,000 or $0.01 per basic and $0.00 per diluted common share for the same period in fiscal 2010. The $415,000 increase in net loss resulted primarily from the $56,000 charge for interest and debt issuance costs associated with the accelerated conversion of a portion of the debentures into shares of common stock, the $280,000 reimbursement received last year from our D&O insurance carrier and increase in wages. Weighted-average basic shares outstanding increased to 9,705,890 in the second quarter of fiscal 2011 compared to 8,163,675 in the second quarter of fiscal 2010 which is primarily due to the issuance of shares of common stock related to the private placement in the fourth quarter of fiscal 2010 and debentures converted to shares of common stock in the first and second quarters of fiscal 2011.

Financial Results for Six Months Ended December 31, 2010

Revenue for the first half of fiscal 2011 totaled approximately $4.78 million compared to approximately $3.78 million for the first half of fiscal 2010, an increase of 26%. This increase from the first half of fiscal 2010 was primarily attributable to higher sales volumes in all product lines, with the majority of the increase in precision molded optics product line, which accounted for 78% of our revenue. This increase in the number of units of precision molded optics sold was due to our increased production capability and our pursuit of low cost, high volume lens business. Growth in sales going forward is expected to be derived primarily from our precision molded optics product line, particularly our low cost lenses sold in Asia.

Our gross margin percentage in the first half of fiscal 2011 compared to the first half of fiscal 2010 decreased to 38% from 43%. Total manufacturing costs of $2.96 million were approximately $799,000 higher in the first half of fiscal 2011 compared to the same period of the prior fiscal year. This increase in manufacturing costs resulted from an increase in costs necessary to support higher production and sales volumes and a product mix change to products with a higher material cost, such as isolators and collimators. Unit shipment volume in precision molded optics increased by 22% in the first half of fiscal 2011 compared to the same period last year. Direct costs, which include material, labor and services increased to 28% of revenue in the first half of fiscal 2011, as compared to 22% of revenue in the first half of fiscal 2010 due to this product mix change. Gross margins were lower due to higher material costs due to this product mix change.

During the first half of fiscal 2011, total costs and expenses increased $606,000 to approximately $2.56 million compared to approximately $1.95 million for the same period in fiscal 2010. This increase was due to a $124,000 increase in wages, a $100,000 increase in sales tax, $38,000 in recruiting fees, $24,000 in outside services for information technology, $11,000 in commissions to our sales force, a $45,000 increase in stock compensation expense due to stock options granted in the third quarter of fiscal 2010, and a $20,000 increase in investor relations fees. In addition, in the first half of 2010 there was an increase in legal expenses incurred which were offset by receipt of a reimbursement from our D&O insurance carrier in the net amount of $244,000 for legal expenses incurred in connection with litigation. Also included in total costs and expenses for the first half of fiscal 2011 were approximately $2.07 million in selling, general and administrative expenses. As a result, total operating loss for the first half of fiscal 2011 increased to a loss of approximately $729,000 compared to a loss of $323,000 for the same period in fiscal 2010.

Net interest expense was approximately $498,000 in the first half of fiscal 2011 as compared to approximately $342,000 in the first half of fiscal 2010. This increase was due to conversions of $832,500 of the aggregate outstanding principle due on the debentures in the first half of fiscal 2011 and the related write-off of $256,000 of debt issuance costs, debt discount and prepaid interest. Our interest expense included interest on our debentures of 8% and amortization of the related debt issuance costs and debt discount, and write off of debt issue costs, prepaid interest and debt discount for debentures converted into shares of common stock during the first half of fiscal 2011. This increase was partially offset by reduced interest and amortization as a result of these conversions.

Net loss for the first half of fiscal 2011 was approximately $1.2 million or $0.13 per basic and diluted common share, compared with a net loss of approximately $665,000 or $0.09 per basic and diluted common share for the same period in fiscal 2010. The $562,000 increase in net was primarily from the $256,000 charge for interest and debt issuance costs associated with the accelerated conversion of debentures into shares of common stock by certain debenture holders, the reimbursement of $244,000 from our D&O insurance carrier for legal expenses, which was received last year, and an increase of $124,000 in wages. Weighted-average basic shares outstanding increased to 9,359,068 in the first half of fiscal 2011 compared to 7,739,087 in the first half of fiscal 2010 which is primarily due to the issuance of shares of common stock related to the private placement in the fourth quarter of fiscal 2010 and debentures converted to shares of common stock in the first half of fiscal 2011.

Cash and cash equivalents totaled approximately $1.10 million as of December 31, 2010. Total current assets and total assets as of December 31, 2010 were approximately $4.44 million and $7.15 million compared to approximately $4.79 million and $7.46 million, respectively, as of June 30, 2010. Total current liabilities and total liabilities as of December 31, 2010 were approximately $2.47 million and $2.99 million compared to approximately $1.08 million and $3.21 million, respectively, as of June 30, 2010. This was due to approximately $1.1 million of the outstanding amount owed to certain holders of convertible debentures issued in August 2008 becoming a short term debt for accounting purposes. As a result, the current ratio as of December 31, 2010 was 1.80 to 1 compared to 4.41 to 1 as of June 30, 2010. Total stockholders' equity as of December 31, 2010 totaled approximately $4.16 million compared to $4.2 million as of June 30, 2010.

As of September 30, 2010 our backlog of orders scheduled to ship in the next 12 months, was $3.27 million compared to $2.95 million as of June 30, 2010.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, February 3rd at 4:00 p.m. EST to discuss the Company's financial and operational performance for the second quarter of fiscal 2011.

Conference Call Details

Date: Thursday, February 3, 2011
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

           LIGHTPATH TECHNOLOGIES, INC.
                      EBITDA

                                    (Unaudited)          (Unaudited)
                                Three months ended     Six months ended
                                    December 31,         December 31,
                                  2010       2009      2010       2009
                                ---------  -------- -----------  ---------

Net Income (Loss)               $(373,714) $ 41,676 $(1,226,664) $(664,697)
Depreciation and amortization     215,727   145,164     427,270    303,431
Interest expense                  113,127   163,402     493,637    342,988
                                ---------  -------- -----------  ---------
  EBITDA                        $ (44,860) $350,242 $  (305,757) $ (18,278)
                                =========  ======== ===========  =========

           LIGHTPATH TECHNOLOGIES, INC.
            Consolidated Statements of
                   Operations
                  (Unaudited)

                             Three months ended        Six months ended
                                December 31,             December 31,
                              2010        2009         2010        2009
                           ----------  ----------  -----------  ----------
Product sales, net         $2,528,074  $2,226,454  $ 4,781,996  $3,783,433
Cost of sales               1,527,941   1,268,531    2,955,415   2,156,874
                           ----------  ----------  -----------  ----------
            Gross margin    1,000,133     957,923    1,826,581   1,626,559
Operating expenses:
   Selling, general and
    administrative            997,329     543,703    2,068,527   1,505,465
   New product development    248,507     201,764      471,092     427,674
   Amortization of
    intangibles                 8,217       8,217       16,434      16,434
   Gain on sale of
    property and equipment          -           -         (540)          -
                           ----------  ----------  -----------  ----------
            Total costs
             and expenses   1,254,053     753,684    2,555,513   1,949,573
                           ----------  ----------  -----------  ----------
            Operating
             income (loss)   (253,920)    204,239     (728,932)   (323,014)
Other income (expense):
   Interest expense           (28,977)    (45,378)    (116,299)    (97,811)
   Interest expense - debt
    discount                  (60,178)    (84,401)    (269,844)   (175,329)
   Interest expense - debt
    costs                     (23,972)    (33,623)    (107,494)    (69,848)
   Other income (expense),
    net                        (6,667)        839       (4,095)      1,305
                           ----------  ----------  -----------  ----------
   Total other expense,
    net                      (119,794)   (162,563)    (497,732)   (341,683)
                           ----------  ----------  -----------  ----------
         Net income (loss) $ (373,714) $   41,676  $(1,226,664) $ (664,697)
                           ==========  ==========  ===========  ==========
Income (Loss) per common
 share (basic)             $    (0.04) $     0.01  $     (0.13) $    (0.09)
                           ==========  ==========  ===========  ==========
Number of shares used in
 per share calculation
 (basic)                    9,705,890   8,163,675    9,359,068   7,739,087
                           ==========  ==========  ===========  ==========

Income (Loss) per common
 share (diluted)           $    (0.04) $     0.00  $     (0.13) $    (0.09)
                           ==========  ==========  ===========  ==========
Number of shares used in
 per share calculation
 (diluted)                  9,705,890   8,595,396    9,359,068   7,739,087
                           ==========  ==========  ===========  ==========

           LIGHTPATH TECHNOLOGIES, INC.
           Consolidated Balance Sheets

                                                (unaudited)
                                                December 31,    June 30,
                    Assets                          2010          2010
                                                ------------  ------------
Current assets:
     Cash and cash equivalents                  $  1,095,296  $  1,464,351
     Trade accounts receivable, net of
      allowance of $20,027 and $22,930             1,659,382     1,804,063
     Inventories, net                              1,460,742     1,137,678
     Prepaid interest expense                         51,415       167,635
     Current debt costs, net                          44,036        --
     Prepaid expenses and other assets               130,127       223,908
                                                ------------  ------------
           Total current assets                    4,440,998     4,797,635
     Property and equipment - net                  2,565,809     2,344,692
     Intangible assets - net                         117,567       134,001
     Debt costs, net                                  --           151,530
     Other assets                                     27,737        27,737
                                                ------------  ------------
                  Total assets                  $  7,152,111  $  7,455,595
                                                ============  ============
      Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                           $    856,078  $    511,523
     Accrued liabilities                             345,320       179,370
     Accrued payroll and benefits                    277,105       396,863
     8% convertible debentures to related
      parties, net of debt discount                  239,537            --
     8% convertible debentures, net of debt
      discount                                       751,672            --
                                                ------------  ------------
           Total current liabilities               2,469,712     1,087,756

Deferred rent                                        520,839       569,286
8% convertible debentures to related parties,
 net of debt discount                                     --       213,890
8% convertible debentures, net of debt discount           --     1,339,975
                                                ------------  ------------
                Total liabilities                  2,990,551     3,210,907
                                                ------------  ------------
Stockholders' equity:
     Preferred stock: Series D, $.01 par value,
      voting; 5,000,000 shares authorized; none
      issued and outstanding                              --            --
     Common stock: Class A, $.01 par value,
      voting; 40,000,000 shares authorized;
      9,706,596 and 8,971,638 shares issued and
      outstanding, respectively                       97,066        89,716
     Additional paid-in capital                  207,442,308   206,277,806
     Foreign currency translation adjustment          (4,850)       23,466
     Accumulated deficit                        (203,372,964) (202,146,300)
                                                ------------  ------------
           Total stockholders' equity              4,161,560     4,244,688
                                                ------------  ------------
           Total liabilities and stockholders'
            equity                              $  7,152,111  $  7,455,595
                                                ============  ============

           LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Cash Flows
                  (unaudited)
                                                      Six months ended
                                                         December 31,
                                                  ------------------------
                                                      2010         2009
                                                  -----------  -----------
Cash flows from operating activities
Net loss                                          $(1,226,664) $  (664,697)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
       Depreciation and amortization                  427,270      303,431
       Interest from amortization of debt
        discount                                      269,844      175,329
       Interest from amortization of debt costs       107,494       69,848
       Common stock issued for legal settlement            --       50,000
       Gain on sale of property and equipment            (540)          --
       Stock based compensation                       103,900       64,910
       Change in provision for doubtful accounts
        receivable                                     (2,903)         893
       Deferred rent                                  (48,447)     (21,767)
       Common stock issued for payment of
        consulting services                                --      150,000
Changes in operating assets and liabilities:
    Trade accounts receivables                        147,584     (494,616)
    Other receivables                                      --      183,413
    Inventories                                      (323,064)     (69,684)
    Prepaid expenses and other assets                 210,001       70,722
    Accounts payable and accrued liabilities          390,747     (297,092)
                                                  -----------  -----------
                  Net cash provided by (used in)
                   operating activities                55,222     (479,310)
                                                  -----------  -----------
Cash flows from investing activities
    Purchase of property and equipment               (631,953)    (472,858)
    Proceeds from sale of equipment                       540           --
                                                  -----------  -----------
                  Net cash used in investing
                   activities                        (631,413)    (472,858)
                                                  -----------  -----------
Cash flows from financing activities
    Proceeds from exercise of stock options             5,653           --
    Proceeds from sale of common stock, net of costs       --    1,417,090
    Proceeds from sale of common stock from employee
     stock purchase plan                                4,888        3,082
    Costs associated with conversion of debentures     (6,748)          --
    Exercise of warrants                              231,659           --
    Payments on capital lease obligation                   --       (5,050)
    Payments on note payable                               --     (125,118)
                                                  -----------  -----------
Net cash provided by financing activities             235,452    1,290,004
                                                  -----------  -----------
Effect of exchange rate on cash and cash
 equivalents                                          (28,316)     (11,645)
                                                  -----------  -----------
Increase (decrease) in cash and cash equivalents     (369,055)     326,191
Cash and cash equivalents, beginning of period      1,464,351      579,949
                                                  -----------  -----------
Cash and cash equivalents, end of period          $ 1,095,296  $   906,140
                                                  ===========  ===========
Supplemental disclosure of cash flow information:
    Interest paid in cash                         $        80  $     3,057
    Income taxes paid                                     160        2,110
 Supplemental disclosure of non-cash investing &
  financing activities:
   Convertible debentures converted into common
    stock                                             832,500       37,500

                       LIGHTPATH TECHNOLOGIES, INC.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    Six months ended December 31, 2010
                          (unaudited)

                                            Class A        Additional
                                          Common Stock      Paid-in
                                         Shares   Amount    Capital
                                        --------- ------- ------------
Balance at June 30, 2010                8,971,638 $89,716 $206,277,806

Issuance of common stock for:
    Employee Stock Purchase Plan            3,237      32        4,856
    Exercise of employee stock options      5,384      54        5,599
    Conversion of debentures, net of
     costs                                540,592   5,406      820,346
    Cashless exercise of warrants          56,695     567         (567)
    Exercise of warrants                  129,050   1,291      230,368
Stock based compensation on stock
 options and restricted stock units            --      --      103,900
Foreign currency translation adjustment        --      --           --
Net loss                                       --      --           --
        Comprehensive loss

                                        --------- ------- ------------
Balance at December 31, 2010            9,706,596 $97,066 $207,442,308
                                        --------- ------- ------------

                                       Foreign
                                       Currency                   Total
                                     Translation  Accumulated Stockholders'
                                      Adjustment    Deficit       Equity
                                        -------  -------------  ----------
Balance at June 30, 2010                $23,466  $(202,146,300) $4,244,688

Issuance of common stock for:
    Employee Stock Purchase Plan             --             --       4,888
    Exercise of employee stock options       --             --       5,653
    Conversion of debentures, net of
     costs                                   --             --     825,752
    Cashless exercise of warrants            --             --           -
    Exercise of warrants                     --             --     231,659
Stock based compensation on stock
 options and restricted stock units          --             --     103,900
Foreign currency translation adjustment (28,316)            --     (28,316)
Net loss                                     --     (1,226,664) (1,226,664)
                                                                ----------
        Comprehensive loss                                      (1,254,980)

                                        -------  -------------  ----------
Balance at December 31, 2010            $(4,850) $(203,372,964) $4,161,560
                                        -------  -------------  ----------

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com